Exhibit 10.1

AMENDMENT TO TITAN PHARMACEUTICALS, INC. AMENDED AND
RESTATED 2015 OMNIBUS EQUITY INCENTIVE PLAN

This Amendment (this Amendment”) to the Titan Pharmaceuticals, Inc. Amended and Restated 2015 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”) is dated July 31, 2018. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

The Board has determined to amend the Plan in accordance with the provisions of Article XIII of the Plan in order to remove certain tax-related provisions relating to “gross-up” payments. The Plan is hereby amended as follows:

1.       Option Agreement. Section 7.4 of the Plan is hereby amended by deleting the following clause in its entirety:

“(ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement)”

and replacing it with:

“(ii) tax matters (including provisions covering any applicable Employee wage withholding requirements)”

2.       Terms and Conditions. Section 8.2 of the Plan is hereby amended by deleting the following clause in its entirety:

“(ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement)”

and replacing it with:

“(ii) tax matters (including provisions covering any applicable Employee wage withholding requirements)”

3.       Amendment. All references to the Plan in any other document, instrument agreement or writing hereafter shall be deemed to refer to the Plan as amended hereby.